Exhibit 10(66)

AMERICAN INTERNATIONAL GROUP, INC.

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Anastasia Kelly (the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”).

Each term defined in the American International Group, Inc. Amended and Restated Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I.                                        Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “AIG”) shall terminate on December 30, 2009 (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG and shall no longer report to work for AIG.  For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II.                                    Severance

The Employee shall receive Severance Installments (as defined in the Plan) in the total gross amount of $3,040,770, less applicable tax and benefit withholdings paid out over 24 months (in substantially equal biweekly installments) in accordance with Section IV.B of the Plan and the Company’s normal payroll practices.  The Severance Period (as defined in the Plan) shall end on or around December 31, 2011 (the “Severance End Date”).  Solely for purposes of the American International Group, Inc. Retirement Plan and any life insurance benefits provided pursuant to Section IV.F of the Plan, only that portion of the Severance Installments that is equal to the Employee’s regular salary installments at the time of the Termination Date shall be treated as “salary” (the remainder shall be treated as non-salary).  The Employee shall also be paid accrued wages, reimbursed expenses and 11 days of accrued, unused vacation pay as set forth in Section IV.A of the Plan.

III.                                Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (including, without limitation, the Company’s right to alter the terms of such plans or programs).  No further deductions or employer matching contributions shall be made on behalf of the Employee to the Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate or be eligible for coverage under the Short-Term and Long-Term Disability programs or the ISP after the Termination Date.  After the Termination Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.  The Employee shall not accrue vacation after the Termination Date.

As set forth in Section IV.D of the Plan, the Employee shall be entitled to participate during the Severance Period in the applicable Company-provided health plans for active employees in which the Employee participated prior to termination by paying on an after-tax basis the applicable employee contribution charged to active employees receiving similar coverage.  If the Employee participates in such plan, the actuarial cost of such coverage in excess of the applicable employee contribution paid by the Employee, as determined by the Company, shall be imputed as taxable income to the Employee.

As set forth in Section IV.F of the Plan, the Employee shall be entitled to participate during the Severance Period in the group life insurance benefits generally available to active employees of the Company.  The Employee shall be required to pay the costs of such coverage on the same basis as prior to the date of termination.  Any portion of the premium paid by the Company shall be imputed as taxable income to the Employee.

The Employee will continue to participate in and accrue benefits in the AIG Retirement Plan through the Severance End Date.  The AIG Retirement Plan deems an Employee on severance payroll continuation to be a participant in the Plan.  If the Employee is vested and has the age and service to commence a benefit, benefits under the AIG Retirement Plan may commence after the last day on payroll.

Except as set forth in this Agreement and Sections IV.C through F of the Plan, there are no other payments or benefits due to the Employee from the Company.  The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Section 409A of the Internal Revenue Code to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement, except that the Company represents that the Employee is not among the top 50 (is not a specified employee) for purposes of Section 409A.

IV.                           Release of Claims

In partial consideration of the payments and benefits described in Sections II and III of this Agreement and Section IV of the Plan, to which the Employee agrees the Employee is not entitled until and unless she executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s Charter and by-laws (the “Unreleased Claims”).  In addition, the Employee waives any claim to reinstatement or re-employment with AIG, the Employee shall not seek or accept employment with AIG after the Termination Date and the Employee agrees not to bring any claim based upon the failure or refusal of AIG to employ the Employee hereafter.

V.                                   Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.  By signing this Agreement the Employee:

(a)  Acknowledges that the Employee shall not initiate or cause to be initiated on her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as required by law;

(b)  Waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”); and

(c)  Acknowledges that the Employee shall be limiting the availability of certain remedies that the Employee may have against AIG and limiting also the Employee’s ability to pursue certain claims against the Releasees.

Notwithstanding the above, nothing in Section V of this Agreement shall prevent the Employee from:

(x)  Initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in Section IV of this Agreement (but no other portion of such waiver), or

(y)  Initiating or participating in an investigation or proceeding conducted by the EEOC.

VI.                               Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to Employee over and above anything of value to which the Employee already is entitled.  The Employee acknowledges that the Employee has been advised that the Employee has 21 days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.                           Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the Chief Executive Officer of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement.  Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement.   If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement.

VIII.                       No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

IX.                               Restrictive Covenants

A. Non-Competition/Non-Solicitation

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1. During the period commencing on the Employee’s Termination Date and ending on the earlier of the (i) the one-year anniversary of such date and (ii) the Severance End Date (the “Restricted Period”), the Employee shall not, directly or indirectly:

(a)  Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b)  Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c)  Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)  Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

2. For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does business:

(a)  The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;

(b)  The life and accident and health insurance business;

(c)  The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;

(d)  The investment and financial services business, including retirement services and mutual funds services; or

(e)  Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.

3.  Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

4.  During the Restricted Period, the Employee shall not, directly or indirectly, without AIG’s written consent, hire, solicit or encourage to cease to work with AIG any employee, consultant or agent of AIG.

5.  The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:

(a)  Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;

(b)  Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c)  Such provisions are not harmful to the general public; and

(d)  Such provisions are not unduly burdensome to the Employee.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that she shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6.  It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B. Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with AIG) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about AIG or the officers, directors or managers of AIG other than to the extent reasonably necessary in order to (a) assert a bona fide claim against AIG arising out of the Employee’s employment with AIG, or (b) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

C. Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D. Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice AIG and would be detrimental to AIG’s continuing relationship with its employees.  Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement to anyone other than the Employee’s immediate family, attorneys or tax advisors, and further agrees to use the Employee’s best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else.  The Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, Personal Information or information about the existence or content of this Agreement when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall:

(a) Promptly notify AIG of such order;

(b)  At the written request of AIG, diligently contest such order at the sole expense of AIG; and

(c)  At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Upon the Termination Date the Employee shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:

“Confidential Information” shall mean information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of AIG or customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof).

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E. Developments

Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments.  The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware, or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F. Cooperation

The Employee agrees (whether during employment or after the Termination Date) to cooperate:

(a) With AIG in connection with any litigation or regulatory matters in which the Employee may have relevant knowledge or information, and

(b) With all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to AIG.

This cooperation shall include, without limitation, the following:

(x) To meet and confer, at a time mutually convenient to the Employee and AIG, with AIG’s designated in-house or outside attorneys to answer questions, explain factual situations, prepare to testify, or appear for deposition;

(y) To appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and

(z) To give truthful sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt AIG’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their record instructions at deposition.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this Section IX.F.

X.                                   Enforcement

If at any time (a) the Employee breaches any of the provisions of this Agreement or (b) the Plan Administrator of the Plan determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for AIG to terminate the Employee’s employment for “Cause” (as defined in the Plan), (y) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (z) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any Severance Installments and other Severance benefits (other than any amounts received by the Employee under Section IV.D, E or F) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, AIG shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section IX of this Agreement.

XI.                               General Provisions

A. No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

Compensation and/or payments under this Agreement are subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between American International Group, Inc. and the U.S. government, as the same are in effect from time to time.  Employee may receive compensation and/or payments under this Agreement only to the extent that they are consistent with those regulations and requirements.

C. Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing, signed by the parties hereto.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

D. Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt.  Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

American International Group, Inc.

70 Pine Street

New York, NY 10270

Fax: 212-770-1584

Attn: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:	/s/ Anastasia D. Kelly
	Name: Anastasia D. Kelly	Date: 12/30/09
Title: Vice Chairman

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Robert H. Benmosche
	Name: Robert H. Benmosche	Date: 12/30/09
Title: Chief Executive Officer